Putnam U.S. Government Income Trust, 3/31/17, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  10,858
Class B	  160
Class C   606
Class M   176

72DD2 (000s omitted)

Class R	  285
Class Y   1,581

73A1

Class A	  0.198
Class B	  0.151
Class C	  0.148
Class M	  0.182

73A2

Class R	  0.181
Class Y	  0.216

74U1	(000s omitted)

Class A	  52,414
Class B   988
Class C   3,686
Class M	  952

74U2	(000s omitted)

Class R	  1,464
Class Y	  7,942

74V1

Class A	  12.99
Class B	  12.92
Class C	  12.86
Class M	  13.04

74V2

Class R   12.85
Class Y	  12.86

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.